Exhibit 99.1

SEEBEYOND ANNOUNCES PRELIMINARY FIRST QUARTER 2005 RESULTS

MONROVIA, Calif., April 4, 2005 — SeeBeyond (Nasdaq: SBYN), provider of the world’s first fully integrated composite application network suite for the deployment of advanced integration and composite application solutions, today announced preliminary results for the first quarter ended March 31, 2005.

SeeBeyond expects to report first quarter 2005 revenue in the range of $36.0 to $37.0 million. In accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company expects to report a net loss for the first quarter in the range of $(0.04) to $(0.05) per share.

Previous guidance provided by the Company on January 26, 2005, estimated revenue for the first quarter of 2005 to be in the range of $42.0 to $44.0 million, and earnings to be in the range of $0.00 to $0.01 per share.

“Unfortunately, there were several significant license deals that did not close in the first quarter largely due to prospective customers managing new procurement processes in accordance with Sarbanes Oxley,” said Carv Moore, president and COO of SeeBeyond. “In addition, while we remain confident in our technology leadership, we were disappointed by overall sales execution and are acting swiftly to address the weaknesses in certain geographic regions.”

The Company will host a conference call today at 2:00 PM PDT / 5:00 PM EDT to discuss the preliminary results. The toll-free dial-in number for the call from within the U.S. and Canada is (800) 640-9765; international callers may dial (847) 413-4837. A simulcast of the conference call will be available on www.streetevents.com, and a rebroadcast following the completion of the call at www.seebeyond.com. An audio replay of the call will be available after the call until April 11, 2005, at midnight EDT. The toll-free dial-in number for the replay from within the U.S. and Canada is (877) 213-9653; international callers may dial (630) 652-3041 using the access code 11374970.

SeeBeyond will report final first quarter results on April 25, 2005.

About SeeBeyond

With more than 15 years of software innovation and real-world experience in integrating systems across Global 2000 organizations, SeeBeyond (Nasdaq: SBYN) delivers the industry’s first fully integrated platform for the development and deployment of composite applications. The SeeBeyond® Integrated Composite Application Network (ICAN) Suite helps organizations rapidly assemble and deploy enterprise-scale end-user composite applications built on existing systems and infrastructure to dramatically improve business operations. SeeBeyond has approximately 2,000 customers worldwide, including Blue Cross Blue Shield of Massachusetts, BHP Billiton, The Cleveland Clinic, The Dial Corporation, DuPont, Florida Power & Light, Fujitsu, General Motors, Halliburton, Hertz Corporation, HP, Lockheed Martin, Pfizer, Samsung and Sprint. For more information, please visit www.seebeyond.com.

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SeeBeyond is a registered trademark of SeeBeyond Technology Corporation in the United States and select foreign countries. SeeBeyond Integrated Composite Application Network Suite is a trademark of SeeBeyond Technology Corporation. The absence of a trademark from this list does not constitute a waiver of SeeBeyond Technology Corporation’s intellectual property rights concerning that trademark. All other brands or product names are trademarks of their respective owners.

Certain statements in this press release, including those related to estimated revenue and loss per share for the first quarter of fiscal 2005, constitute forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Final results for the first quarter of 2005 may differ materially from those estimated in this press release due to factors that include risks associated with the Company’s quarter close process, preparation of final financial results for such period and any unexpected accounting adjustments that may result from such process. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission including its Annual Report filed on Form 10-K, as amended, for the year ended December 31, 2004, and its quarterly reports on Form 10-Q. The Company does not undertake to update any forward-looking statements.

Contacts:
Barry Plaga	Andrea Williams
Executive Vice President & CFO	Vice President, Investor Relations
(626) 408-3100	(415) 874-3053
bplaga@seebeyond.com	awilliams@seebeyond.com

Kristi Rawlinson
Director of Public Relations
(214) 373-1519
krawlinson@seebeyond.com